EXHIBIT 99.1

News Release

Contact:

Juan José Orellana

Director, Investor Relations

Molina Healthcare, Inc.

(562) 435-3666

MOLINA HEALTHCARE FILES SHELF REGISTRATION STATEMENT

LONG BEACH, California (November 23, 2005) – Molina Healthcare, Inc. (NYSE: MOH) today announced that it has filed an amendment to the registration statement on Form S-3 that it filed in April 2005 with the Securities and Exchange Commission (SEC) to convert the registration statement into a shelf registration statement. Once the registration statement is declared effective by the SEC, the Company may offer and sell, from time to time, common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, securities purchase contracts or securities purchase units up to a total of $300 million, subject to market conditions and the Company’s capital needs. All securities offered and sold pursuant to the shelf registration statement will be offered and sold by the Company and not by any selling stockholder.

At the time any of the securities covered by the registration statement are offered for sale, a prospectus will be prepared and filed containing the specific information about the terms of any such offering. When available, a copy of the written prospectus may be obtained by contacting the underwriters named in the prospectus or by contacting Juan José Orellana, Director, Investor Relations, Molina Healthcare, Inc., One Golden Shore Drive, Long Beach, CA 90802.

The registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Utah, and Washington.

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations and projections about future events, but involve a number of risks, uncertainties, or other factors beyond the control of the Company. These factors include, but are not limited to, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, potential reductions in funding for Medicaid and other government-sponsored healthcare programs, the successful renewal of the Company’s government contracts, the Company’s ability to accurately estimate incurred but not reported medical costs, the implementation of announced rate increases, the Company’s ability to obtain regulatory approvals for its pending acquisitions or to successfully integrate its completed acquisitions, the Company’s third-party contracts, competition, changes in healthcare practices or technologies, changes in federal or state laws or regulations or the interpretation thereof, risks associated with the Company’s start-up operations in new states, inflation, and disasters or major epidemics. These and other risk factors are detailed in the Company’s Registration Statement on Form S-3, as amended, and periodic reports filed with the SEC. The Company undertakes no obligation to release any revisions to any forward-looking statements.

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